Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Forms S-3 Nos. 333-102965-99, 333-89254-99 and 333-83342-99) pertaining to shares to be sold by certain selling shareholders, in the Registration Statement (Forms S-8 Nos. 333-98253-99 and 333-60852-99) pertaining to the Curative Health Services, Inc. 2000 Stock Incentive Plan, in the Registration Statement (Forms S-8 Nos. 333-98251-99 and 333-73376-99) pertaining to the Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan and Non-Qualified Stock Option Agreements for David Lawson, Steven Michurski, and Beth Oliver, in the Registration Statement (Forms S-8 Nos. 333-65753-99 and 333-60854-99) pertaining to the Curative Health Services, Inc. Non-Employee Director Stock Option Plan, as amended, in the Registration Statement (Forms S-8 Nos. 333-65751-99, 33-65712-99, 33-54880-99, 33-45553-99 and 33-44414-99) pertaining to the
Curative Health Services, Inc. and Subsidiaries 1991 Stock Option Plan, as amended, in the Registration Statement (Form S-8 No. 33-65710-99) pertaining to the Curative Health Services, Inc. and Subsidiaries Director Share Purchase Program, in the Registration Statement (Form S-8 No. 33-85188-99) pertaining to the Curative Health Services, Inc. and Subsidiaries Employee 401(k) Savings Plan and in the Registration Statement (Form S-8 No. 333-107305-99) pertaining to Non-Qualified Stock Option Agreements with 14 individuals, of our report dated February 13, 2004 with respect to the consolidated financial statements and schedule of Curative Health Services, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.


                                              /s/ Ernst & Young LLP

Melville, New York
March 12, 2004